EXHIBIT 3.2

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GREEN VALLEY HYDRO, LLC

          This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Green Valley Hydro, LLC (the "Company") is made and entered into as of June 1, 2001 by Allegheny Energy, Inc., a Maryland corporation, as the sole member (the "Parent" or "Member"). As used in this Agreement, the term "Member" means Parent or any other person or entity that is admitted as a member of the Company in accordance with this Agreement and the Virginia Limited Liability Company Act, as amended from time to time (the "Act"), in each case so long as such person or entity remains a member of the Company, and the term "Members" means all of such persons or entities (whether one or more) collectively.

          The Member, by execution of this Agreement, hereby establishes the Company as a limited liability company pursuant to and in accordance with the Act.

1.           Articles. Articles of Organization of the Company (the "Articles") have been filed in the Clerk's Office of the Virginia State Corporation Commission pursuant to the Act. Each of the Members is authorized and one of the Members shall also file and record any amendments to the Articles required pursuant to the Act, and any other documents as may be required or appropriate under the laws of the Commonwealth of Virginia.

2.           Name. The name of the limited liability company formed hereby is Green Valley Hydro, LLC.

3.           Purpose. The purpose of the Company is to engage in all lawful business for which limited liability companies may be formed under the Act and the laws of the Commonwealth of Virginia.

4.           Registered Office. The address of the registered office of the Company in the Commonwealth of Virginia is 4701 Cox Road, Suite 301, Glen Allen, Henrico County, VA 23060.

5.           Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the Commonwealth of Virginia is Commonwealth Legal Services, 4701 Cox Road, Suite 301, Glen Allen, Henrico County, VA 23060.

6.           Members. The name of the Member is Allegheny Energy, Inc. No other person or entity shall be admitted as a member of the Company without the prior written approval of Parent.

7.           Powers. The business and affairs of the Company shall be managed by the Members. Each of the Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purpose described herein, including all powers, statutory or otherwise, possessed by managing members under the laws of the Commonwealth of Virginia. The Members may, by resolution adopted by the sole Member or, if more than one, a majority in interest of the Members, designate one or more committees, each to have such lawfully delegable powers and duties as the Members may confer. Except as provided by law, any such committee may have and may exercise the powers and authority of the Members of the Company. Unless otherwise prescribed by the Members, a majority of the members of the committee shall constitute a quorum for the transaction of business, and the act of a majority of the members of the committee present at a meeting of the committee at which there is a quorum shall be the act of such committee. In addition, the Members may, by resolution adopted by the sole Member or, if more than one, a majority in interest of the Members, elect such officers of the Company as the Members believe to be in the best interests of the Company. The officers of the Company shall have such authority and shall perform such duties as are customarily incident to their respective offices or as may be specified from time to time by resolution of the Members regardless of whether such authority and duties are customarily incident to such office.

8.           Restriction on Powers. Notwithstanding any other provision of this Agreement and any provision of law, the Company shall not, without the consent of all of the Members (a) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) consent to the institution of bankruptcy or insolvency proceedings against it or to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (c) file a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a part of its property, (e) make a general assignment for the benefit of creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any corporate action in furtherance of the actions set forth in clauses (a) through (f) of this Section 8.

9.           Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of all of the Members, (b) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, unless, within ninety days after the occurrence of such an event, the remaining Members agree in writing to continue the business of the Company, or (c) the entry of a decree of judicial dissolution under Section 13.1-1047 of the Act.

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10.           Capital Contributions. Without creating any rights in favor of any third party, initial capital contributions shall be made by the Members at the times and in the amounts determined by the Members, and may be made in cash or other property as determined by the Members.

11.           Additional Contributions. No Member is required to make any additional capital contribution to the Company.

12.           Allocation of Profits and Losses. The Company's profits and losses shall be allocated in proportion to the capital contributions of the Members.

13.           Distributions. The Company shall make distributions (including, without limitation, interim distributions) of cash or other property to the Members in the same proportion as their then capital contributions, at such times and in such amounts as the Members may determine.

14.           Restrictions on Transfer. No Member may transfer, sell, assign, pledge, encumber or otherwise dispose of any part of its membership interest without the consent of the other Members.

15.           Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

16.           Governing Law. This Agreement shall be governed by, and construed under, the laws of the Commonwealth of Virginia applicable to agreements made and to be performed wholly within that Commonwealth, all rights and remedies being governed by said laws.

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          IN WITNESS WHEREOF, the undersigned has duly executed this First Amended and Restated Limited Liability Company Agreement as of the date first written above.

                                                        ALLEGHENY ENERGY, INC.

                                                        By:  /s/ Jay S. Pifer
                                                        Name:  Jay S. Pifer
                                                        Title:    Senior Vice President

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